SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (“Agreement”), dated as of February 27, 2025 between CATALYST CAPITAL ADVISORS LLC, a New York limited liability company (the "Adviser"), and MILLBURN RIDGEFIELD LLC, a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser acts as an investment adviser to CMHSF Fund Limited (the “Fund”) pursuant to a management agreement dated as of December 15, 2015 (the "Advisory Agreement");

WHEREAS, the Fund has been incorporated as an exempted company with limited liability in the Cayman Islands to engage in business as an open-end management investment company. The Company currently has one series of participating shares, which are offered solely to the Catalyst/Millburn Hedge Strategy Fund, a series of Mutual Fund Series Trust (the “Trust”);

WHEREAS, the Adviser warrants and represents to the Sub-Adviser that the Adviser has full legal authority to engage unaffiliated investment advisers as sub-advisers to provide investment advisory services to accounts and or assets designated for the Adviser’s oversight by the Fund;

WHEREAS, the Sub-Adviser is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the Fund and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Fund and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Directors of the Fund (“the Board”) from time to time, have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

2. Sub-Adviser's Duties. Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of the Fund and the composition of the portfolio of securities and investments consistent with the Company’s investment objective and policies and subject to the following understandings:

(A)	The Sub-Adviser shall furnish a continuous investment program for the Fund and determine from time to time what investments or securities will be purchased, retained or sold by the Fund;
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(B)	The Sub-Adviser shall use its best judgment in the performance of its duties under this Agreement;
(C)	The Sub-Adviser, in the performance of its duties and obligations under this Agreement for the Fund, shall act in conformity with the Fund’s Memorandum and Articles of Association and consistent with the Fund’s investment objective and policies and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the requirements of all applicable laws and regulations;
(D)	The Sub-Adviser shall determine the securities and other financial instruments to be purchased or sold by the Fund and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities and other financial instruments, subject to paragraph heading: “Execution of Purchase and Sale Orders” below;
(E)	The Sub-Adviser shall maintain books and records with respect to the securities and other financial instruments transactions of the Fund and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request;
(F)	The Sub-Adviser shall provide the Fund's custodian and fund accountant on each business day with information about the Fund’s securities and other financial instruments transactions, and with such other information relating to the Fund as may be required under the terms of the then-current custody agreement between the Fund and the custodian;
(G)	The Sub-Adviser shall respond promptly to any request from the Adviser or the Fund’s fund accountant for assistance in obtaining price sources for securities and other financial instruments held by the Fund or determining a price when a price source is not available, and promptly review the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect;
(H)	The Sub-Adviser shall provide such information and assistance as may be required to enable the Adviser and the Trust to fulfill its obligations under the Trust's Liquidity Risk Management Program including, but not limited to, review of all liquidity determinations regarding the Fund's holdings;
(I)	The Sub-Adviser shall provide such information and assistance as may be required to enable the Adviser to fulfill its obligations under all existing and future securities regulations including, but not limited to, Rule 18f-4 under the 1940 Act;

(J)	The Sub-Adviser shall be responsible for: (1) directing the manner in which proxies solicited by issuers of securities beneficially owned by the Fund shall be voted; and (2) making any elections relative to any mergers, acquisitions, tender offers,
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bankruptcy proceedings or other type events pertaining to the securities held by the Fund;

(K)	The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of rule 17j-1 under the 1940 Act and will provide the Adviser and the Fund with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Sub-Adviser shall provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the sub-adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in rule 17j-1) from violating the code;
(L)	The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable regulations. The Sub-Adviser shall provide to the Trust’s chief compliance officer an annual written report regarding the Sub-Adviser's compliance program.

3. Custodian. The assets of the Fund shall be held by an independent custodian, not Adviser nor Sub-Adviser. The Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding the Fund and the custodian is authorized and directed to effect transactions for the Fund and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser 's obligations in respect of the Fund.

4. Risk Acknowledgment. The Adviser acknowledges that Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, nor the success of the Sub-Adviser's overall advisory services of the Fund. Accordingly, the Adviser acknowledges and agrees that Sub-Adviser shall not have any legal or financial responsibility for performance or losses unless directly attributable to the gross negligence or willful misconduct of the Sub-Adviser, including the Sub-Adviser’s failure to adhere to any investment policies and restrictions of the Fund and the Sub-Adviser’s error in the placement, execution or settlement of a trade for the Fund (“Trade Error”). The parties mutually agree and acknowledge that the determination of what constitutes a Trade Error for purposes of this Agreement shall be made by the Fund.

5. Directions to the Sub-Adviser. The Adviser will be responsible for forwarding Adviser and/or Fund directions, notices and instructions to the Sub-Adviser, in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

The Adviser shall periodically provide to the Sub-Adviser a list of the affiliates of the Adviser or the Fund to which investment restrictions apply and will specifically identify in writing (i) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such companies, and (ii) any affiliated brokers and any restrictions that apply to the use of those brokers by the Sub-Adviser.

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6. Execution of Purchase and Sale Orders. All transaction costs, including execution costs and the costs of electronic trading and electronic trading platforms, shall be borne by the Fund as a Fund expense. To the extent any such costs are borne by the Sub-Adviser, they shall be reimbursed to the Sub-Adviser by the Fund subject to applicable laws and regulations. In connection with purchases or sales of portfolio securities and other financial instruments for the account of the Fund, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Fund and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Fund and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

The Sub-Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions. The Sub-Adviser shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund’s portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Fund’s portfolio transactions through such broker or dealer. However, you may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board of Directors has adopted policies and procedures under Rule 12b-1(h) under the 1940 Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting a Fund's portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser

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concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund. The Sub-Adviser's services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies.

The Sub-Adviser is authorized on behalf of the Fund, and consistent with the investment discretion delegated to the Sub-Adviser herein, to enter into agreements and execute any documents (e.g., any derivatives documentation in connection with exchange traded and over-the-counter transactions, as applicable) required to meet the obligations of the Fund with respect to any investments made for the Fund, provided any over-the-counter derivative agreement has been reviewed by legal counsel to the Fund.

7. Books and Records. The Sub-Adviser shall keep the Fund's books and records required to be maintained by the Sub-Adviser pursuant to Section 2(E) of this Agreement. The Sub-Adviser agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request, subject to the right of the Sub-Adviser to retain copies of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by Rule 31a-1 under the 1940 Act.

8. Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will pay all expenses (including without limitation the compensation of all directors or officers of the Fund, if any, who are "interested persons" of the Sub-Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Fund (including taxes, brokerage commissions and the costs of electronic trading and electronic trading platforms, if any). Notwithstanding the foregoing, the Sub-Adviser is not obligated to pay the compensation or expenses of the Fund's Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Sub-Adviser.

9. Compensation of the Sub-Adviser. The Adviser will not pay the Sub-Adviser for services provided pursuant to this Agreement. In the future, the Adviser may agree to pay the Sub-Adviser a fee equal to a percentage of the net advisory fees paid by the Fund to the Adviser.  Net advisory fees are defined as advisory fees less fee waivers due to the expense caps. This fee for each month will be paid to the Sub-Adviser during the succeeding month. The Adviser is solely responsible for the payment of the Sub-Adviser's fees, and the Sub-Adviser agrees not to seek payment of its fees from the Trust or the Fund.

10. Use of Names. The Fund, Adviser and Sub-Adviser acknowledge that all rights to the name “Millburn” belong to the Sub-Adviser. In the event the Sub-Adviser ceases to be the sole sub-adviser to the Fund, the Adviser’s and the Fund’s rights to use the terms “Millburn” in the Fund name shall automatically cease on the 90th day following the termination of this Agreement. The right to use “Millburn” may also be withdrawn by the Sub-Adviser during the term of the Sub-Advisory Agreement upon 90 days’ written notice by the Sub-Adviser to the Adviser and the Fund. Nothing contained herein shall impair or diminish in any respect the Adviser’s right to use the name “Catalyst” or the Sub-Adviser’s right to use the name “Millburn” in the name of, or in connection with, any other business enterprises with which, respectively the Adviser or Sub-

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Adviser may become associated. There is no charge to the Fund for the right to use any of these names.

The Adviser agrees to submit copies of all proposed prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public that refer in any way to the Sub-Adviser (other than identifying the Sub-Adviser as sub-adviser to the Fund) to the Sub-Adviser at its principal office, or such other location as the parties mutually agree, for review prior to use. The Sub-Adviser agrees to review such materials by a reasonable deadline. Neither the Adviser, nor the Fund nor any affiliate of the foregoing will use the trademarks, service marks, logos, names or any other proprietary designations of the Sub-Adviser, its subsidiaries and/or affiliates in any advertising or promotional materials without the Sub-Adviser’s prior written approval, which will not be unreasonably withheld. In the event of termination of this Agreement, the Adviser will continue to furnish to the Sub-Adviser copies of any of the above mentioned materials that refer in any way to the Sub-Adviser. The provisions of this paragraph shall survive the termination of this Agreement.

11. Liability. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, including the Sub-Adviser’s failure to adhere to any investment policies and restrictions as described in the Catalyst/Millburn Hedge Strategy Fund’s prospectus and statement of additional information and Trade Errors.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser's control or direction, even though paid by the Sub-Adviser.

12. Duration and Termination. The term of this Agreement shall begin on the date of this Agreement and shall continue in effect for a period of two (2) years from the date of this Agreement. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Fund, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

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This Agreement may be terminated at any time upon 60 day’s prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 90 days' prior written notice to the Adviser, the Fund and the Trust. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by the Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to the Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, the Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the advisory services to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

13. Non-Exclusive Services. The Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Fund. The Adviser expressly acknowledges and understands that the Sub-Adviser shall be free to render investment advice to others and that the Sub-Adviser does not make its investment advisory services available exclusively to the Adviser or the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security or other instrument, which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical.

14. Good Standing. The Adviser and Sub-Adviser hereby warrant and represent that they are each investment advisers in good standing that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers. In addition, the Adviser and Sub-Adviser further warrant and represent that neither is (nor any of their respective Associated Persons are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification. The Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

Each of the Adviser and Sub-Adviser agrees to promptly notify the other: (1) of the occurrence of any event that would disqualify it from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, or (2) in the event the SEC or other governmental authority has censured it, placed limitations upon its activities, functions or operations, or has commenced proceedings or an investigation that may result in any

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of these actions.

15. Registration as a Commodity Pool; Disclosure. The Adviser acknowledges that, if required, it will register as a commodity pool operator with respect to the Fund, and will continue such registration and qualification during the duration of this Agreement. The Adviser acknowledges receipt of Sub-Adviser’s Disclosure Document dated September 1, 2021 and that it received a copy of Parts 2A and 2B of the Sub-Adviser’s Form ADV at least 48 hours prior to entering into this Agreement. The Adviser agrees on behalf of itself and the Fund that the Fund shall qualify as a “qualified eligible person” under Rule 4.7 of the regulations under the Commodity Exchange Act and that the Fund agrees to be so treated as an exempt account, if required.

16. Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the amendment is approved (a) by vote of a majority of the Directors of the Fund, including Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the SEC, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund affected by such amendment.

17. Privacy Notice/Confidentiality. The Adviser and Sub-Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy. The Adviser and Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

The Adviser and Sub-Adviser agree to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Adviser and Sub-Adviser, and their respective officers, directors and employees, are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings except in connection with providing information about possible federal securities laws violations to the SEC.

18. Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be sent by electronic mail, first class or express mail, or by courier to the other party at the address specified by such party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

19. Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, Sub-Adviser and Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association ("AAA"), provided that the AAA accepts jurisdiction. Sub-Adviser and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Adviser and Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

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20. Indemnification. The Adviser and Sub-Adviser agree to defend, indemnify and hold harmless the other and each of their respective officers, directors, shareholders, members, employees and/or agents (“Related Persons”) from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the other’s violation of any of the terms of this Agreement except for such losses as described in Section 11 of this Agreement for which liability may attach. The Adviser and Sub-Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

21. Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22. Force Majeure. In addition, and without limiting any other provision of this Agreement, the Sub-Adviser shall not be liable for (i) force majeure or other events beyond the control of the Sub-Adviser, including without limitation any failure, default or delay in performance resulting from computer or other electronic or mechanical equipment failure, unauthorized access, theft, operator errors, government restrictions, exchange or market rulings or suspension of trading, strikes, failure of common carrier or utility systems, severe weather or breakdown in communications not reasonably within the control of the Sub-Adviser or other causes commonly known as “acts of god”, whether or not any such cause was reasonably foreseeable, or (ii) general market conditions rather than a violation of this Agreement by the Sub-Adviser.

23. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

26. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

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27. Change of Control. The Sub-Adviser shall notify Adviser and the Fund in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Fund to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

28. Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, shareholders, officers or employees, including those who may also be a director, officer, partner or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (THE “COMMISSION”) IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISER OR SUB-ADVISER OR THIS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

Catalysts Capital Advisors LLC	Millburn Ridgefield LLC
By: __/s/ Jerry Szilagyi____________	By: _/s/ Gregg Buckbinder_________

Name: Jerry Szilagyi	Name : Gregg Buckbinder

Title: Chief Executive Officer	Title: President and COO

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